Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD REPORTS AUGUST SALES; FORD FOCUS, ESCAPE REMAIN STANDOUTS IN A CHALLENGING MARKET

•      Ford Focus sales were up 23 percent and Ford Escape sales were up 17 percent versus year ago.
•      Lower demand for trucks and SUVs drives total Ford, Lincoln and Mercury sales down 26 percent.
•      Ford updates second-half production plans.

DEARBORN, Mich., September 3, 2008 – Higher demand for the fuel-efficient Ford Focus and Ford Escape continued in August, as consumers continued moving to smaller and more fuel-efficient vehicles.

Ford Focus sales were up 23 percent and Escape sales were up 17 percent versus a year ago, while the impact of a weak economy and lower demand for large trucks and SUVs resulted in double-digit sales declines for Ford and the auto industry.

“The Focus and Escape offer the features and fuel economy today’s consumer’s want,” said Jim Farley, Ford group vice president, Marketing and Communications.

The 2009 Escape, with its new 2.5-liter four-cylinder engine and six-speed transmission, delivers class-leading highway fuel economy of 28 mpg – matching the 2009 Toyota RAV4 and topping the Honda CR-V.  The 2009 Escape Hybrid delivers 34 mpg in the city and 31 mpg on the highway, making it the most fuel-efficient utility vehicle available.

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The 2009 Focus has similarly impressive fuel economy with an EPA highway fuel economy of 35 mpg – equal to the Toyota Corolla and the smaller 2009 Honda Fit.

Overall, during August, Ford, Lincoln and Mercury vehicle sales totaled 151,021, down 26 percent.  The decline primarily reflects lower demand for SUVs (down 53 percent) and trucks (down 39 percent) and lower sales to fleet customers (down 31 percent).

“We expect the second half of 2008 will be more challenging than the first half, as weak economic conditions and the consumer credit crunch continues,” said Farley.

North American Production
Ford now plans to produce 890,000 vehicles in the second half of 2008 (420,000 vehicles in the third quarter and 470,000 vehicles in the fourth quarter).

The second-half plan is 50,000 vehicles lower than the previous plan (20,000 vehicles in the third quarter and 30,000 vehicles in the fourth quarter).  The reduction primarily reflects lower sales to daily rental companies, lower production associated with the transfer of the Ford Expedition and Lincoln Navigator from Michigan Truck Plant to Kentucky Truck Plant, and a downward revision to the company’s U.S. industry sales forecast (to the low end of the previously provided range of 14.0 to 14.5 million).
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit our website at www.ford.com.

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